Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Financial Highlights” and “Independent Registered Public Accounting Firm” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information and to the incorporation by reference of our report dated January 29, 2020, in the Registration Statement (Form N-1A) of Tortoise North American Pipeline Fund, Tortoise Global Water ESG Fund and Tortoise Digital Payments Infrastructure Fund (three of the portfolios constituting Managed Portfolio Series) filed with the Securities and Exchange Commission in this Post-Effective Amendment No. 467 under the Securities Act of 1933 (No. 333-172080).

/s/ Ernst & Young LLP

Minneapolis, Minnesota
March 27, 2020